Exhibit 99.1

               CROSSTEX ENERGY, INC. REPORTS FIRST QUARTER RESULTS

    DALLAS, May 16 /PRNewswire-FirstCall/ -- Crosstex Energy, Inc. (Nasdaq:
XTXI) (the Corporation) today reported net income of $1.6 million for the first quarter of 2005, compared to net income of $2.2 million for the comparable period in 2004. The Corporation's income before income taxes and interest of non-controlling partners in Crosstex Energy, L.P. (the Partnership) net income was $3.2 million in 2005 and $5.5 million in 2004.

    The Corporation's share of Partnership distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $6.8 million in the first quarter of 2005, compared to $5.1 million in the first quarter of 2004, an increase of 33 percent. The recently announced increase in the Partnership's distribution increased the Corporation's share of the distribution by $0.3 million, from $6.5 million in the fourth quarter of 2004 to $6.8 million for the first quarter of 2005.

    About the Crosstex Energy Companies
    Crosstex Energy, Inc. owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 90 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

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                                (table to follow)

                              CROSSTEX ENERGY, INC.
                      Selected Financial and Operating Data
               (All amounts in thousands except per share numbers)

                                                      Three Months Ended
                                                           March 31,
                                                 ----------------------------
                                                     2005            2004
                                                 ------------    ------------
Revenues
  Midstream                                      $    539,564    $    318,214
  Treating                                              9,907           7,144
  Profit on Energy Trading Activities                      45             421
                                                      549,516         325,779
Cost of Gas
  Midstream                                           516,416         302,876
  Treating                                              1,493           1,376
                                                      517,909         304,252

Gross Margin                                           31,607          21,527

Operating Expenses                                     11,500           6,225
General and Administrative                              6,452           3,865
Stock Based Compensation                                  276             209
(Gain) Loss on Sale of Property                           (44)            296
Depreciation and Amortization                           6,946           4,418

  Total                                                25,130          15,013

Operating Income                                        6,477           6,514

Interest Expense                                       (3,288)         (1,117)
Other Income                                               26              92

  Total Other Income (Expense)                         (3,262)         (1,025)

Income Before Income Taxes and Interest of
 Non-controlling Partners in the Partnership's
 Net Income                                             3,215           5,489
Interest of Non-controlling Partners in the
 Partnership's Net Income                                (656)         (2,110)
Income Tax Provision                                     (987)         (1,182)

Net Income                                       $      1,572    $      2,197

Preferred Stock Dividends                                $---    $        132

Net Income Available to Common                   $      1,572    $      2,065
Basic Earnings per Common Share                  $       0.13    $       0.19
Diluted Earnings per Common Share                $       0.12    $       0.17

Weighted Average Shares Outstanding:
  Basic                                                12,346          10,946
  Diluted                                              12,949          12,759

    Contact:  Barry E. Davis, President and Chief Executive Officer
              William W. Davis, Executive V.P. and Chief Financial Officer
    Phone:    (214) 953-9500

SOURCE  Crosstex Energy, Inc.
    -0-                             05/16/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /